Exhibit 99.2

Bowen Acquisition Corp Announces Closing of $60,000,000 Initial Public Offering

NEW YORK, July 17, 2023 (GLOBE NEWSWIRE)—Bowen Acquisition Corp (the “Company”) announced today that it closed its initial public offering of 6,000,000 units at $10.00 per unit. The offering resulted in gross proceeds to the Company of $60,000,000.

The Company’s units are listed on the Nasdaq Global Market (“Nasdaq”) and commenced trading under the ticker symbol “BOWNU” on July 12, 2023. Each unit consists of one ordinary share and one right entitling the holder thereof to receive one-tenth of one ordinary share upon the completion of an initial business combination, subject to adjustment. Once the securities comprising the units begin separate trading, ordinary shares and rights are expected to be listed on Nasdaq under the symbols “BOWN” and “BOWNR,” respectively.

Bowen Acquisition Corp is a Cayman exempt company formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region. The Company is led by its Chairwoman of the Board, Na Gai, its Chief Executive Officer, Jiangang Luo, its Chief Financial Officer, Jing Lu, and its independent Directors, Lawrence Leighton, Wei Li, and Jun Zhang.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $60,600,000 was placed in trust.

EarlyBirdCapital, Inc. acted as the book-running manager for the offering and Revere Securities acted as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 900,000 units at the initial public offering price to cover over-allotments, if any. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EarlyBirdCapital, Inc., 366 Madison Avenue, New York, New York 10017, Attention: Syndicate Department, or (212) 661-0200.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on July 11, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Jing Lu

jinglu@bowenspac.com